208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061  •  metagroup.com  •  (800) 945-META  •  Fax: (203) 359-8066

Contact:	Alison Ziegler	Peter Ward
	FRB|Weber Shandwick	META Group, Inc.
	(212) 445-8432	(203) 973-6700
peter.ward@metagroup.com

FOR IMMEDIATE RELEASE

META Group Reports Second-Quarter 2003 Results

STAMFORD, Conn. (August 7, 2003) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the second quarter ended June 30, 2003.

Second-Quarter Results

Total revenues for the second quarter were $30.1 million, compared to revenues of $30.7 million in the year-ago period. The net loss for the quarter was $1.5 million, or $0.11 per fully diluted share. This compares to net income of $0.17 million, or $0.01 per fully diluted share, in the year-ago period.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the second quarter was $19.3 million, down 5% from $20.4 million in the second quarter of 2002.

•                  Revenue from Strategic Consulting was up 4% to $8.7 million in the second quarter, compared to $8.4 million in the year-ago period.

•                  Revenue from Published Research Products was $1.4 million, up from $1.2 million in the second quarter of 2002.

•                  The gross margin decreased to 46% in the second quarter of 2003, compared to 50% in the year-ago period.

•                  Operating expenses for the second quarter were $31.8 million, up from $30.1 million in the year-ago period, primarily due to provisions for employee incentives and expenses associated with the Company’s advertising and branding campaign launched in March 2003. The year-ago figure includes a goodwill impairment loss of $1.45 million.

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•                  The Company’s net cash position (cash including restricted balances, less bank debt and notes payable) was $20.5 million, down from $25.7 million in the first quarter of 2003, primarily as a result of seasonal billing cycles as well as cash payments associated with the Company’s advertising and branding campaign. The net cash position was $13.5 million in the year-ago period.

•                  Days sales outstanding (DSOs) for the second quarter were 89 days, compared to 91 days for the year-ago period. After adjusting for those accounts receivable with future payment terms related to multiyear contracts, DSOs were 54 days, compared with 57 days a year ago.

“While we were pleased that revenues for the second quarter were in line with our previous guidance, our overall operating results were disappointing,” said Fred Amoroso, META Group chief executive officer. “However, we were encouraged by the increase in our Consulting and Publications revenues year-over-year as well as the sequential increase in our overall revenues.”

“While overall economic conditions remained soft in the quarter, we felt it was important to continue to invest in our business where we believe we’ll see the strongest long-term payback. To that end, we successfully executed on a number of our strategic initiatives during the quarter, continuing to better position ourselves for success. The June acquisition of our distributor in Italy, combined with our recent announcement to acquire our distributors in the UK and Northern Europe, is proof that we are committed to bringing our higher-value offerings to bear globally. With direct control over substantially all our operations in Europe, we can now more effectively utilize our strong research engine to consistently deliver high-quality research and consulting services — further strengthening our customer experience around the globe.”

“We also continued to strengthen our senior management team in the second quarter with two key additions. First, Phil Asche was brought on as senior vice president of Global Marketing. Under the marketing leadership of Phil, we expect to further build on META Group’s corporate brand and channel development strategy.”

“Second, we hired Hank Satterthwaite as senior vice president of Global Consulting. Hank brings an excellent understanding of the unique synergies among research, consulting, and benchmarking — all critical components of META Group’s higher-value solutions.”

“In late March 2003, we undertook a worldwide branding and advertising campaign that has already generated a very positive response from our customer base,” said Amoroso. “I am also encouraged by a number of important client wins we secured in the quarter against tough competition. We believe these wins, combined with the overwhelmingly positive responses we received from our advertising campaign and our sold-out METAmorphosis conference in May, show that our core message — that we provide higher-value IT research and advisory services — is reaching the global marketplace.”

Outlook

“Looking ahead to the third quarter, we currently expect total revenues to be between $28 million and $29 million, which is a 5% sequential decline that reflects typical seasonality, but is 5% ahead of our third-quarter 2002 revenues. We expect an operating loss of less than $0.5 million, which shows significant sequential improvement through better cost management,” said Amoroso.

Conference Call

META Group will hold a conference call at 5:00 pm ET (US) today, Thursday, August 7, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.com. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for 30 days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding expected third quarter 2003 results of operations, the effects of changes within the Company’s organization and strategic initiatives for the Company. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: changes in the spending patterns of the Company’s target clients, including, but not limited to, decreases in IT spending or decreases in demand for the Company’s products and services; general economic conditions; changes in the market demand for IT research and analysis and competitive conditions in the industry; the inability of the Company to increase its penetration of existing customers and/or to expand to additional customers; the timing and successful execution of the Company’s strategic initiatives, including timely and successful product and service development and introduction, and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended December 31, 2002.

— Financial Tables Follow —

META Group, Inc.

OPERATING RESULTS

(in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002 (1)	2003	2002 (1)

Revenues
Research and advisory services	$19,281	$20,373	$37,663	$39,023
Strategic consulting	8,699	8,404	16,157	16,289
Published research products	1,376	1,227	3,190	3,050
Reimbursable expenses	701	719	1,220	1,261

Total revenues	30,057	30,723	58,230	59,623

Operating expenses
Cost of services and fulfillment	15,613	14,765	29,843	29,710
Reimbursable expenses	701	719	1,220	1,261
Selling and marketing	8,504	7,348	15,676	15,563
General and administrative	5,708	4,431	10,797	9,077
Depreciation and amortization	1,282	1,434	2,614	3,135
Goodwill impairment loss	0	1,452		1,452
Restructuring charge	0	0	—	222
Total operating expenses	31,808	30,149	60,150	60,420

Operating income (loss)	(1,751)	574	(1,920)	(797)

Impairment loss	0	(50)	0	(275)
Other income (expense), net	350	(41)	700	6

Income (loss) before provision (benefit) for income taxes	(1,401)	483	(1,220)	(1,066)
Provision (benefit) for income taxes	50	314	132	96
Minority interest in income of consolidated subsidiaries	66	0	54	22

Income (loss) before cumulative effect of change in accounting principle	(1,517)	169	(1,406)	(1,184)

Cumulative effect of change in accounting principle	—	—	—	(22,206)

Net income (loss)	$(1,517)	$169	$(1,406)	$(23,390)

Amounts per basic and fully diluted common share:

Income (loss) before cumulative effect of change in accounting principle	$(0.11)	$0.01	$(0.11)	$(0.09)
Cumulative effect of change in accounting principle	—	—	—	(1.71)
Net income (loss)	$(0.11)	$0.01	$(0.11)	$(1.80)

Weighted average basic shares outstanding	13,272	13,024	13,258	13,024

Weighted average fully diluted shares outstanding	13,272	13,153	13,258	13,024

(1)  During 2002, the Company adopted EITF No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. Reimbursements, including those relating to travel and out-of-pocket expenses, are now included in revenues with an equivalent amount also included in operating expense. The statement of operations for the quarter and six months ended June 30, 2002 has been reclassified to comply with this guidance.

BALANCE SHEET DATA

(in thousands)

	June 30, 2003	December 31, 2002

Assets
Cash and cash equivalents	$15,162	$21,448
Accounts receivable, net	29,587	33,676
Deferred commissions	1,761	1,221
Other current assets	1,080	2,593
Total current assets	47,590	58,938

Restricted cash	6,000	—
Long-term portion of accounts receivable	697	4,584
Furniture and equipment, net	6,122	7,724
Goodwill	8,221	7,483
Other intangibles, net	4,230	4,630
Investments and advances	3,775	3,997
Other assets	576	321
Total assets	$77,211	$87,677

Liabilities and Stockholders’ Equity
Deferred Revenues	$43,245	$42,400
Accounts payable	1,688	2,447
Borrowings under revolving credit agreement	—	1,049
Current portion of long-term debt	—	5,111
Notes payable	154	335
Accrued compensation	2,762	2,283
Accrued liabilities	7,808	9,834
Income taxes payable	248	497
Other current liabilities	2,759	1,843
Total current liabilities	58,664	65,799

Long-term portion of deferred revenues	3,607	6,008
Notes payable	525	589
Other non-current liabilities	1,994	1,969
Total liabilities	64,790	74,365

Minority Interest	253	96

Stockholders’ equity:
Common stock	140	139
Paid-in capital	59,905	59,706
Accumulated other comprehensive loss	(237)	(395)
Treasury stock	(342)	(342)
Accumulated deficit	(47,298)	(45,892)
Total stockholders’ equity	12,168	13,216
Total liabilities and stockholders’ equity	$77,211	$87,677